Filed Pursuant to Rule 424(b)(3)

Registration No. 333-272939

PROSPECTUS SUPPLEMENT NO. 3

(TO PROSPECTUS DATED MAY 13, 2026)

C3IS INC.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated May 13, 2026 (“Prospectus”), of C3is Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-272939), as amended or supplemented from time to time. This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission on August 19, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 19, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2026

Commission File Number 001-41717

C3IS INC.

(Translation of registrant’s name into English)

331 Kifissias Avenue Kifissia 14561 Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒   Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Reverse Stock Split

On August 18, 2026, C3is Inc. (the “Company”) filed an amendment to its Restated Articles of Incorporation, to effectuate a reverse stock split of the Company’s issued and outstanding shares of common stock, par value of $0.01 per share. A copy of the amendment is attached hereto as Exhibit 4.1.

Effective as of 11:59 p.m. Eastern time on August 18, 2026, the Company effected a one-for-40 reverse stock split of its shares of common stock, and the Company’s common stock began trading on a split-adjusted basis on The Nasdaq Capital Market as of the opening of trading on August 19, 2026. The reverse stock split reduced the number of outstanding shares of the Company’s common stock from approximately 57.6 million shares to approximately 1.44 million shares and affected all outstanding shares of common stock. No fractional shares were issued in connection with the reverse split. Stockholders who would otherwise hold a fractional share of the Company’s common stock received a cash payment in lieu of such fractional share. The Company’s outstanding warrants and Series A Convertible Preferred Stock will be proportionately adjusted to increase the exercise price and reduce the number of shares issuable upon exercise to reflect the reverse stock split.

The exercise price of the Class B-1, B-2, C-1 and C-2 Warrants, and accordingly the conversion price of the Series A Convertible Preferred Stock, will be further adjusted to the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days following the effective time of the reverse split (if lower than the then current exercise price), with the Class B-1 and C-1 warrants also being exercisable pursuant to an alternative zero cash exercise exchange option, and the number of shares of common stock issuable upon exercise will be proportionately adjusted such that the aggregate exercise price of such warrants as of their original issuance date will remain unchanged.

The par value and other terms of the Company’s shares of common stock were not affected by the reverse stock split. The Company’s post-reverse split common shares have a new CUSIP number, Y18284409, and continue to trade on the Nasdaq Capital Market under the symbol “CISS”.

A copy of the new form of stock certificate for the Company’s post-reverse stock split shares of common stock is attached hereto as Exhibit 4.2.

*****

This report on Form 6-K is hereby incorporated by reference into the Company’s Registration Statement on Form S-8 (Reg. No. 333-273306) filed with the Securities and Exchange Commission on July 18, 2023 and Registration Statement on Form F-3 (Reg. No. 333- 285135) filed with the Securities and Exchange Commission on February 21, 2025.

EXHIBIT INDEX

4.1	Articles of Amendment to Restated Articles of Incorporation.

4.2	Form of Common Stock Certificate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 19, 2026

C3IS INC.

By:	/s/ Nina Pyndiah
Name:	Nina Pyndiah
Title:	Chief Financial Officer

Exhibit 4.1

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

C3IS INC.

Under Section 90 of the

Republic of the Marshall Islands Business Corporations Act

C3IS INC., a corporation incorporated in and existing under the law of the Republic of the Marshall Islands (the “Corporation”), hereby certifies as follows:

(a) The name of the Corporation is: C3IS INC.

(b) The Corporation was originally incorporated by filing Articles of Incorporation in the Republic of The Marshall Islands on July 25, 2022. Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of the Marshall Islands on June 13, 2023, as amended by the Articles of Amendment filed with the Registrar of Corporations of the Republic of the Marshall Islands on April 11, 2024, December 31, 2024, April 3, 2025, January 23, 2026, and April 24, 2026 (as so amended, restated and corrected, the “Articles of Incorporation”). A Statement of Designation was filed pursuant to Section 35(5) of the Business Corporations Act on June 20, 2023 in respect to the rights, preferences and privileges of the 5.00% Series A Cumulative Convertible Perpetual Preferred Stock of the Corporation.

(c) The Amended and Restated Articles of Incorporation are hereby amended by inserting the following as a new paragraph into Section FOURTH immediately following the last paragraph therein:

(i) 2026 Reverse Stock Split. As of 11:59 p.m. Eastern time on August 18, 2026 (the “August 2026 Reverse Stock Split Effective Date”), each forty (40) shares of Common Stock issued and outstanding immediately prior to the August 2026 Reverse Stock Split Effective Date either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “August 2026 Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that in lieu of issuing any such fractional shares, fractional shares resulting from the August 2026 Reverse Stock Split will be rounded down to the nearest whole share and provided, further, that stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the August 2026 Reverse Stock Split will receive a cash payment (without interest and subject to applicable withholding taxes) in an amount per share equal to the closing price per share of Common Stock on the Nasdaq Stock Market on the trading day immediately preceding the August 2026 Reverse Stock Split Effective Date, as adjusted for the reverse stock split as appropriate. Each certificate, if any, that immediately prior to the August 2026 Reverse Stock Split Effective Date represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above. The reverse stock split described in this paragraph shall not change the number of shares of Common Stock authorized to be issued or the par value of the Common Stock. No change was made to the number of registered shares of Preferred Stock the Corporation is authorized to issue or to the par value of the Preferred Stock.

(d) This amendment to the Amended and Restated Articles of Incorporation was authorized by actions of the Board of Directors and shareholders of the Corporation as required by the BCA.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to Amended and Restated Articles of Incorporation to be signed as of the 18th day of August, 2026, by its Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that these Articles of Amendment are the act and deed of the Corporation and that the facts stated herein are true.

C3IS INC.

By:	/s/ Diamantis Andriotis
Name: Diamantis Andriotis
Title: Chief Executive Officer

Exhibit 4.2

COMMON STOCK

CUSIP No. Y18284 409

Certificate Number	Shares

C3IS INC.

FORMED UNDER THE LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS

THIS CERTIFIES THAT _______________________________________

is the owner of  _______________________________________________

FULLY-PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF

C3is Inc. (hereinafter called the “Company”), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Articles of Incorporation, as amended, and Bylaws of the Corporation, to all of which each holder, by acceptance hereof, assents.

Witness the signatures of the duly authorized officers of the Company.

Dated    , 20                   [Affix Corporate Seal]

Diamantis Andriotis, Chief Executive Officer, President and Director	Nina Pyndiah, Secretary

COUNTERSIGNED AND REGISTERED EQUINITI TRUST COMPANY, LLC TRANSFER AGENT AND REGISTRAR

By
Authorized Signature

C3IS INC. WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS, A FULL STATEMENT OF THE DESIGNATION, RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF EACH CLASS OF SHARES OF THE COMPANY AUTHORIZED TO BE ISSUED AND THE DESIGNATION, RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF EACH SERIES, WHICH ARE FIXED AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DESIGNATE AND FIX THE RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF OTHER SERIES. SUCH REQUEST MAY BE MADE TO THE OFFICE OF THE SECRETARY OF THE COMPANY OR TO THE TRANSFER AGENT. THE BOARD OF DIRECTORS MAY REQUIRE THE OWNER OF A LOST OR DESTROYED SHARES CERTIFICATE, OR HIS LEGAL REPRESENTATIVES, TO GIVE THE COMPANY A BOND TO INDEMNIFY IT AND ITS TRANSFER AGENTS AND REGISTRARS AGAINST ANY CLAIM THAT MAY BE MADE AGAINST THEM ON ACCOUNT OF THE ALLEGED LOSS OR DESTRUCTION OF ANY SUCH CERTIFICATE.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT —		Custodian
TEN ENT	—	as tenants by the entireties		(Cust)		(Minor)
JT TEN	—	as joint tenants with right	Under Uniform Gifts to Minors Act
of survivorship and not as
		tenants in common			(State)

Additional abbreviations may also be used though not in the above list.

For value received, ___________________________________ hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Shares
represented by the within Certificate, and does hereby irrevocably constitute and appoint

Attorney
to transfer the said shares on the books of the within named Corporation with full power of substitution in the premises.

Dated
	NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE(S) GUARANTEED:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

2